ELECTRO SCIENTIFIC INDUSTRIES, INC.
and
COMPUTERSHARE INC., as
Successor-in-Interest to
MELLON INVESTOR SERVICES LLC,
as Rights Agent
AMENDMENT NO. 1
TO
RIGHTS AGREEMENT
Effective as of March 25, 2015
This Amendment No. 1 to the Rights Agreement is dated as of March 25, 2015 (the “Amendment”) between Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), and Computershare Inc., as successor-in-interest to Mellon Investor Services LLC, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of May 18, 2009 (“Rights Agreement”); and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may amend any provision of the Rights Agreement in accordance with the terms of such Section 26; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its shareholders to accelerate the Final Expiration Date (as such term is defined in the Rights Agreement) from May 18, 2019 to March 26, 2015; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders for the Company to enter into this Amendment; and

WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement.

NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1.    Amendments.

1.1    Section 7(a) of the Rights Agreement is amended to replace the reference to “May 18, 2019” with “March 26, 2015”.

1.2    All references to the date of “May 18, 2019” in Exhibit B (Form of Rights Certificate) and Exhibit C (Summary of Rights to Purchase Preferred Stock) to the Rights Agreement shall hereby be changed to “March 26, 2015”.

2.    Benefits. Nothing in this Amendment shall be construed to give any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the

Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).

3.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.    Governing Law. This Amendment, the Rights Agreement and each Right Certificate issued thereunder shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions, regarding the rights, duties and obligations of the Right Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.    Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

7.    Effect of Amendment. Except as expressly modified by this Amendment, the Rights Agreement and its exhibits shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Electro Scientific Industries, Inc.

By:	/s/ Paul Oldham
Name:	Paul Oldham
Title:	Vice President of Administration, Chief Financial Officer and Corporate Secretary

Computershare Inc.
as Rights Agent
By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration